Exhibit 99.1

Avistar Subsidiary Announces Patent License Agreement with Sony

Monday July 17, 4:15 pm ET

REDWOOD SHORES, Calif.—(BUSINESS WIRE)—July 17, 2006—Avistar Communications Corp. (NASDAQ:AVSR - News), a desktop video collaboration platform provider, and its wholly-owned subsidiary, Collaboration Properties, Inc. (CPI), today announced that CPI has entered into an agreement to license CPI’s extensive patent portfolio on a non-exclusive, worldwide basis to Sony Corporation (NYSE:SNE - News) and its subsidiaries, the multinational manufacturer of audio, video, and communication and information technology products for the consumer and professional markets.

Under the license agreement, CPI granted Sony a license according to its standard terms and conditions for the field of videoconferencing. The license covers Sony’s video conference apparatus as well as other products including video-enabled personal computer products and Sony Computer Entertainment’s PlayStation products. Specific financial terms were not disclosed.

“Due to their market leadership, CPI is extremely pleased to add Sony as its latest licensee,” said Gerald J. Burnett, Chairman and CEO of Avistar. “Additionally, we hope that this licensing agreement will open up possibilities for market collaboration between the two companies in the future.”

About Collaboration Properties and Avistar Communications Corporation

Collaboration Properties, Inc. (CPI), a wholly owned subsidiary of Avistar Communications Corporation, holds a current portfolio of 71 patents for inventions in the primary areas of video and network technology. CPI pursues patents for presence-based interactions, desktop video, recorded and live media at the desktop, multimedia documents, data sharing, and a service-rich video network architecture to support Avistar’s product suite and customers. CPI offers licenses to its patent portfolio and Avistar’s video-enabling technologies to companies in the video conferencing, rich-media services, public networking, and related industries.

Avistar develops, markets, and supports a video collaboration platform for the enterprise, all powered by the AvistarVOS(TM) software. From the desktop, Avistar delivers business-quality video calling, recording, publishing to web and e-mails, video-on-demand, broadcast origination and distribution, and document sharing. Avistar video-enables business processes by integrating visual communications into the daily workflow and connecting communities of users within and across enterprises. Founded in 1993, Avistar is headquartered in Redwood Shores, California, with sales offices in New York and London. Avistar’s technology is used in more than 40 countries.

For more information, visit www.avistar.com.

Forward Looking Statements

This press release contains forward-looking statements including statements regarding the possibility of market collaboration between Avistar and Sony in the future. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as changes in the technical or business direction of the companies, difficulties in reaching agreement on the terms of future collaboration, technical limitations and the development of competitive technologies and solutions.

Copyright (c) 2006 Avistar Communications Corporation. All rights reserved. Avistar, AvistarVOS, and the Avistar logo are trademarks or registered trademarks of Avistar Communications Corporation. Other company, product or service names may be trademarks or service marks of others.

Contact:

Avistar
John Carlson, 650-610-2965
jcarlson@avistar.com

or

SIPR
Leslie McCarthy, 650-400-4547
leslie@SIPR.com